UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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U-Store-It Trust

(Name of Registrant as Specified In Its Charter)

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[The following letter was sent by U-Store-It Trust to certain institutional holders of its common shares and delivered on April 24, 2008.]

[U-STORE-IT LETTERHEAD]

April 24, 2008

Re:	U-Store-It Trust

Annual Meeting of Shareholders

Tuesday, May 6, 2008

Dear Shareholder:

In connection with our upcoming Annual Meeting of Shareholders, Glass Lewis & Co. recommended a vote in favor of each of our seven trustee candidates, except David J. LaRue. Unlike Glass Lewis, ISS Governance Services of the Risk Metrics Group and Proxy Governance, Inc., each an independent shareholder advisory firm, recommended votes in favor of all of our trustee candidates.

Before you vote, I ask you to please consider the information below and vote in favor of all of our trustee candidates, including Mr. LaRue.

Glass Lewis classified Mr. LaRue as an affiliated trustee solely on the basis of our proxy statement disclosure that we lease approximately 8,000 square feet of office space from Forest City Commercial Group, where Mr. LaRue is the President and Chief Operating Officer. As we further disclosed in the proxy statement, Mr. LaRue is not a party to the lease arrangement, does not derive any benefit from it and the lease is not material.

We thought it important to advise you of additional details regarding the Company’s lease prior to your vote. The total annual base rent for the Company’s lease is less than $143,000, which represents .01% of Forest City Enterprises’ total revenue from real estate operations of approximately $1.3 billion for the year ended January 31, 2008, and which represents .06% of U-Store-It’s total revenue of approximately $229 million for the year ended December 31, 2007. In light of these facts, the Board determined that Mr. LaRue is an independent trustee and recommends that shareholders vote in favor of his election.

We ask that you reject the recommendation of Glass Lewis with respect to the election of Mr. LaRue and vote for Mr. LaRue as recommended by the Board of Trustees.

If you have any questions, please contact me at 216.274.1345.

Kind regards,

/s/ Kathleen A. Weigand
Kathleen A. Weigand Executive Vice President, General Counsel and Secretary